Exhibit 10.8

UBIQUITI NETWORKS, INC. /JESSICA ZHOU

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“the Agreement”) is entered into between Jessica Zhou, an individual (“Executive”), and Ubiquiti Networks, Inc., (“the Company”), effective March 19, 2012 (the “Effective Date”).

1.        Position.

Executive will continue to be employed as the General Counsel and Vice President of Legal Affairs (the “Position”) of the Company, reporting to the Company’s Chief Executive Officer. Executive and the Company may mutually agree to change Executive’s positions or titles, and may from time to time alter the duties, responsibilities or functions initially associated with the positions.

2.        Primary Duties.

Executive will perform such duties and functions as are generally associated with the Position as well as such other specific duties and functions that are reasonably assigned to her from time to time by the Company’s Chief Executive Officer and the Board of Directors.

3.        Base Salary.

Beginning on the Effective Date, Executive will receive an annual base salary of $330,000 (the “Base Salary”) which will be paid in accordance with the Company’s regular payroll practices, and which will be subject to withholding required by law. Thereafter, Executive’s annual base salary will be reviewed at least annually to determine whether, in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), Executive’s base salary should be changed.

4.        Annual Bonus.

Beginning in the fiscal year ending June 30, 2012, Executive will be eligible to receive an annual bonus with a target payout equal to 35% of the Base Salary (the “Target Bonus”), subject to achieving Company and individual performance goals established by the Compensation Committee in consultation with the Executive. The award and payment of the executive bonus will be governed by the terms of the Company’s management bonus plan as approved by the Compensation Committee, who shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of any such bonus. Such bonus will be pro-rated for partial year of service.

5.        Equity.

Executive shall be granted restricted stock (the “Restricted Stock Award”) covering 50,000 shares vesting as to 25% of the covered shares on each anniversary of the Effective Date, so as to be 100% vested on the fourth anniversary of the Effective Date, subject to Executive’s continuing as a

Service Provider, as such term is defined in the Plan, through each vesting date, and further subject to accelerated vesting as set forth in Section 9 below. The Restricted Stock Award shall otherwise be subject to the terms and conditions of the Plan and the standard form of restricted stock purchase agreement thereunder. Executive shall be eligible to participate in the Company’s equity incentive plans as such plans are applicable to executive officers of the Company.

6.        Executive Benefits.

Executive will be eligible to participate in any employee benefit plans or programs, including but not limited to group medical benefits and 401(k) plan maintained or established by the Company to the same extent as other employees at Executive’s level within the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any person or committee administering such plan or program. Executive will be entitled to four weeks of vacation per year.

7.        Other Obligations.

Executive will be subject to and agrees to materially adhere to all policies or procedures of the Company, as amended from time to time, applicable to Executive’s position or level within the Company. Executive’s employment agreement is conditioned upon Executive’s executing and faithful observance of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”).

8.        At-Will Employment.

Executive’s employment with the Company is for no specified duration and is at-will. Either Executive or the Company may terminate Executive’s employment or the terms of her employment at any time and for any reason, with or without cause and with or without notice. The at-will nature of Executive’s employment with the Company may be altered only in writing expressly so stating signed by the Company’s Chief Executive Officer. However, as described in Section 9 of this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of the termination of Executive’s employment.

9.        Termination of Employment.

(a)        Termination Not In Connection With Change of Control

(i)        If before or more than twenty-four (24) months following a Change of Control (as defined in Section 9(g)), the Company terminates Executive’s employment without Cause (as defined in Section 9(d)), or Executive terminates her employment for Good Reason (as defined in Section 9(f)), then, subject to Executive entering into and not revoking a Release of Claims in substantially the form attached hereto as Exhibit A (the “Release”), the Executive shall be entitled to the following: (A) continued payments for twelve (12) months of her then-existing Base Salary and Target Bonus, (B) Executive’s equity compensation awards shall immediately accelerate vesting as to an additional twelve (12) months, and (C) continued health and life insurance benefits (and if applicable, to Executive’s dependents who received benefits under her coverage prior to the termination) until the earlier of (i) the end of the 12-month period following termination or (ii) the date Executive becomes eligible for such benefits in connection with new employment. Any stock options or stock appreciation rights shall remain exercisable for the period prescribed in the Executive’s stock option or stock appreciation right agreements.

(ii)        If Executive’s employment is terminated with Cause or if Executive initiates the termination of her employment other than for Good Reason, Executive shall not be entitled to the severance benefits set forth above, although the Company may pay severance in its sole discretion.

(b)        Termination in Connection With Change of Control. If within the twenty-four (24) month period on or following a Change of Control (as defined in section 9(g)), Executive’s employment with the Company is terminated by the Company Without Cause or is voluntarily terminated by Executive for Good Reason, then, subject to Executive entering into and not revoking a Release, the Executive shall be entitled to the following: (A) a lump-sum cash payment equal to twelve (12) months of her then-existing Base Salary and Target Bonus, (B) Executive’s equity compensation awards shall immediately accelerate vesting one hundred percent (100%). And (C) continued health and life insurance benefits until the earlier of (i) the end of the 12-month period following termination (and if applicable, to Executive’s dependents who received benefits under her coverage prior to her termination) or (ii) the date Executive becomes eligible for such benefits in connection with new employment. Any stock options or stock appreciation rights shall remain exercisable for the period prescribed in the Executive’s stock option or stock appreciation right agreements. Notwithstanding the foregoing, if the termination occurs after the Company has entered into Change of Control discussion but before the actual consummation of the Change of Control transaction, then such termination shall be treated as a “Termination In Connection with Change of Control” within the meaning of this section.

(c)        Voluntary Terminations. If executive voluntarily terminates her employment with the Company, other than a voluntary termination for Good Reason (as defined in section 9(f)) on or within twenty-four months following a Change of Control, then Executive will (i) receive her Base Salary through the date of termination of employment and other earned but unpaid compensation and benefits, and (ii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options or other equity compensation awards) from the Company except as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding taxes.

(d)        Cause. For all purposes under this Agreement, a termination for “Cause” shall mean that the Executive’s employment is terminated for any of the following reasons: (i) the Executive’s willful act of fraud, embezzlement, or dishonesty or other misconduct that has caused material harm to the Company; (ii) the Executive’s willful failure to perform her duties to the Company, failure to materially follow Company policy as set forth in writing from time to time, or failure to follow the legal directives of the Company (other than failure to meet performance goals, objectives or measures), that, with respect to curable failures only, is not corrected within thirty (30) days following written notice thereof to the Executive by the Company’s Chief Executive Officer, such notice to state with specificity the nature of the failure; (iii) the Executive’s misappropriation of any material asset of the Company; (iv) the Executive conviction of, or a plea of “Guilty” or “No

Contest” to a felony; (v) Executive’s use of alcohol or drugs so as to interfere with the performance of her duties; (vi) the Executive’s material breach of this Agreement or the Confidential Information Agreement that, with respect to curable failures only, is not corrected within thirty (30) days following written notice thereof to the Executive by the Company’s Chief Executive Officer, such notice to state with specificity the nature of the material breach; (vii) conduct which is a material violation of Executive’s fiduciary obligations to the Company that is not corrected within (30) days following written notice thereof to Executive by the Company’s Chief Executive Officer; or (viii) intentional material damage to any property of the Company.

(e)        Without Cause. For all purposes under this Agreement, a termination of the Employment by the Company “Without Cause” shall mean a termination by the Company in the absence of “Cause”, as defined above.

(f)        Good Reason. For all purposes under this Agreement, “Good Reason” for the Executive’s resignation will exist if she resigned from her employment, unless otherwise agreed to in writing or by e-mail by the Executive, within 60 days after the occurrence of any of the following: (i) any reduction in her Base Salary or Target Bonus (other than temporary reductions applying and comparable to all senior executives of the Company); (ii) a change in her position or title with the Company or successor company that reduces her duties and responsibilities; (iv) office relocation of more 50 miles further from the Executive’s primary residence; or (v) any other material breach by the Company of its obligations to the Executive under this Agreement that, to the extent curable, is not corrected within thirty (30) days following written notice thereof to the Company by the Executive, such notice to state with specificity the nature of the material breach.

(g)        Change of Control. For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that is not a stockholder of the Company as of the date hereof becomes the “beneficial owner” (as defined under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)        A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)        A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(h)        Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or disability, Executive shall be entitled to (1) earned but unpaid base salary, target bonus and benefits through the date of termination, (2) pro-rated acceleration of Executive’s equity awards as if such awards had vested on a monthly basis through the date of termination, (3) any business expenses that are reimbursable pursuant to Company policy but have not been reimbursed by the Company through the date of termination, and (4) all other applicable benefits.

10.        Non-Solicitation.

During the Executive’s Employment Term, Executive, directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venture or otherwise, will not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company or products or services which the Company has under development or which are the subject of active planning. Executive is not prohibited from purchasing equities or derivatives in any publicly traded any company.

For a period of twelve (12) months following the date Executive ceases to be employed by the Company for any reason, Executive, directly or indirectly, will not: (i) solicit, induce, influence or encourage any person to leave employment with the Company or its resellers or distributors or (ii) solicit any of the Company’s customers or users who were customers or users at any time during Executive’s employment with Company or (iii) harass or disparage the Company or its employees, clients, directors or agents.

11.        Section 409A.

(a)        Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”). Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this

Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)        Notwithstanding anything herein to the contrary, if Executive dies following her “separation from service” but prior to the six (6) month anniversary of the date of her “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(c)        It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(d)        Receipt of the severance payments and benefits specified in section 8 shall be contingent on Executive’s execution of the Release, the lapse of any statutory period for revocation, and such Release becoming effective in accordance with its terms within fifty-two (52) days following the termination date. Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in cash and in full arrears on the fifty-third (53d) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A.

12.        Code Section 280G Shareholder Approval or Best Results. To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Executive, including accelerated vesting of any equity compensation (collectively, the “Payments”) would (but for shareholder approval within the meaning of Code Section 280G(b)(5)(B)) result in a “parachute payment” within the meaning of Code Section 280G (a “Parachute Payment”), the Company will use commercially reasonable efforts to solicit shareholder approval (within the meaning of Section 280G(b)(5)(B) of the Code) of such Payments, provided; however, that if such shareholder approval is not obtained or if any stock of the Company (as determined under Section 280G of the Code and the regulations thereunder) has become “readily tradeable on an established securities market or otherwise” within the meaning of Section 280G(b)(5)(A) of the Code, then if any Payment would (i) constitute a Parachute Payment and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

13.        Written Amendment or Modification; Waiver.

Except as provided in this paragraph, this Agreement may be altered, modified, or amended only by a writing signed by Executive and the Company’s Chief Executive Officer expressly acknowledging that it is altering, modifying or amending the Agreement. No modification, waiver or discharge of this Agreement will be effective unless in writing signed by the Executive and by the Company’s Chief Executive Officer or the Chairman of the Compensation Committee. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time. Notwithstanding the foregoing, the Compensation Committee may modify this Agreement unilaterally without the Executive’s written consent in the event that, in the Compensation Committee’s sole discretion, a change in applicable laws, rules or regulations necessitate (including Code Section 409A) such modifications; however, no such modification may adversely affect any payment or benefit to the Executive under this Agreement unless the Company provides the Executive with a substitute payment or benefit that complies with the change in legal requirements and is the economic equivalent of the adversely affected payment or benefit.

14.        Successors and Assigns.

This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and assigns. This Agreement is specific to Executive and may not be assigned or substituted for without the express written consent of the Company’s Chief Executive Officer, subject to the approval of the Compensation Committee.

15.        Term.

The term of this Agreement shall begin on the Effective Date and shall have a term of three (3) years and will automatically be renewed for one (1) year periods unless terminated by either party upon sixty (60) days written notice prior to the expiration of the Agreement and unless otherwise terminated in accordance with the terms thereof.

16.        Entire Agreement.

This Agreement sets forth the entire agreement and understanding between the Company and Executive relating to its subject matter, is fully integrated and supersedes all prior of contemporaneous discussions, representations, and agreements, whether oral or in writing, between the parties on that subject matter.

17.        Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Executive hereby expressly consents to personal jurisdiction in the State and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to her then-current residence or domicile.

18.        Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	UBIQUITI NETWORKS, INC.

/s/ Jessica Zhou	By	/s/ Robert J. Pera
Jessica Zhou

Dated: March 19, 2012	Dated: March 19, 2012

EXHIBIT A

UBIQUTI NETWORKS, INC./JESSICA ZHOU

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Ubiquiti Networks, Inc., and Jessica Zhou (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the offer letter agreement by and between Company and Employee (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.        Termination. Employee’s employment from the Company terminated on ________________ (the “Termination Date”).

2.        Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”). Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.        Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4.        Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)        any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)        any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)        any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)        any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 870, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e)        any and all claims for violation of the federal, or any state, constitution;

(f)        any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)        any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due or any other obligations owing to Employee under the Employment Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.        Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6.        Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7.        No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.        Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.        No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.        No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11.        Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12.        Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Confidential Information Agreement.

13.        Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

14.        No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15.        Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16.        Entire Agreement. This Agreement, along with the Confidential Information Agreement and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

17.        No Oral Modification. This Agreement may only be amended in writing signed by Employee and the CEO of the Company or the Chair of the Board’s Compensation Committee.

18.        Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

19.        Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

20.        Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21.        Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)        They have read this Agreement;

(b)        They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)        They understand the terms and consequences of this Agreement and of the releases it contains;

(d)         They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS THEREOF, parties hereto have executed this Agreement on the dates set forth below.

EMPLOYEE	UBIQUITI NETWORKS, INC.

By:	By:

Date:	Name:

Title:

Date: